Sub-Item 77Q1: Exhibits

(d) Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item

On March 30, 2018 the Board of Trustees ("Board") of Elkhorn ETF
Trust (the "Trust") approved the Amended and Restated
Establishment and Designation of Series of Shares of Beneficial
Interest for the Trust, dated March 30, 2018. A copy of a Form of the Agreement is filed herewith.

(e) Copies of any new or amended registrant investment advisory contracts

On March 30, 2018, the Board of Trustees of Elkhorn ETF Trust
(the "Trust") approved an Interim Investment Management
Agreement, dated March 30, 2018, between the Trust and Innovator
Capital Management, LLC (the "Adviser"). A copy of a Form of the
Agreement is filed herewith.

On March 30, 2018, the Board of Trustees of Elkhorn ETF Trust
(the "Trust") approved an Interim Investment Sub-Advisory
Agreement among Penserra Capital Management (the "Sub-Adviser"), the Trust and Innovator Capital Management, LLC (the "Adviser").
A copy of a Form of the Agreement is filed herewith.